Exhibit 99.1

Sucampo Pharmaceuticals Announces One-to-One Conversion of Class B Common Stock into Class A Common Stock

Action Results in One Class of Outstanding Common Stock

BETHESDA, Md.--(BUSINESS WIRE)--August 30, 2012--Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP) (“Sucampo”) today announced that its majority shareholder and only holder of its class B common stock, S&R Technology Holdings, LLC (S&R), has converted all of its shares of Sucampo’s class B common stock into shares of its class A common stock.

S&R is owned by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo’s Chairman and CEO, and his wife, Sachiko Kuno, Ph.D., Sucampo’s Executive Advisor, International Business Development and a member of Sucampo’s Board of Directors. Drs. Ueno and Kuno are the co-founders of Sucampo.

Prior to the conversion, there were two classes of common stock authorized, issued and outstanding: class B common stock and class A common stock. S&R held all 26,191,050 issued and outstanding shares of Sucampo’s class B common stock. Class B common stock holders were entitled to ten votes per share while class A common stock holders were entitled to one vote per share.

Sucampo’s articles of incorporation permitted the holder of class B common stock to convert the shares of class B common stock into shares of class A common stock at any time and on a one-for-one basis. As a result of the conversion, there is now only a single class of Sucampo’s common stock outstanding, totaling 41,905,364 shares, each of which is entitled to one vote per share.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is a global pharmaceutical company focused on innovative research, discovery, development and commercialization of proprietary drugs based on prostones. The therapeutic potential of prostones, which occur naturally in the human body as a result of enzymatic catalysis by 15-PGDH of eicosanoids and docosanoids, was first identified by Dr. Ueno. He founded Sucampo Pharmaceuticals in 1996 with Dr. Kuno. For more information, please visit www.sucampo.com.

Sucampo Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, future financial and operating results, and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the impact of pharmaceutical industry regulation and health care legislation; Sucampo's ability to accurately predict future market conditions; dependence on the effectiveness of Sucampo's patents and other protections for innovative products; the risk of new and changing regulation and health policies in the US and internationally and the exposure to litigation and/or regulatory actions.

No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the many uncertainties that affect Sucampo's business, particularly those mentioned in the risk factors and cautionary statements in Sucampo's Form 10-K for the year ended Dec. 31, 2011, which the Company incorporates by reference.

CONTACT:
Sucampo Pharmaceuticals, Inc.
Silvia Taylor, 1-240-223-3718
staylor@sucampo.com
or
Kate de Santis, 1-240-223-3834
kdesantis@sucampo.com